                                                                                     EXHIBIT 1


                                      VISIBLE GENETICS INC.
                                   CONSOLIDATED BALANCE SHEETS
                                     ( UNITED STATES DOLLARS)

                                                                   SEPTEMBER 30     DECEMBER 31
                                                                       2001            2000
                                                                   (UNAUDITED)
                                                                  -------------    -------------
ASSETS
CURRENT ASSETS
      Cash and cash equivalents                                   $  14,889,971    $  18,476,303
      Short-term investments                                         25,818,332       61,922,687
      Trade receivables, net of allowance for doubtful accounts       3,413,179        3,214,934
      Other receivables                                                 949,030          884,995
      Prepaid and deposits                                              632,207          452,124
      Inventory                                                       2,805,733        2,268,877
                                                                  -------------    -------------

TOTAL CURRENT ASSETS                                                 48,508,452       87,219,920
                                                                  -------------    -------------


FIXED ASSETS                                                         19,117,220       10,292,282
PATENTS AND LICENSES                                                 15,087,035       12,182,112
OTHER LONG TERM ASSETS                                                  288,329          290,633
                                                                  -------------    -------------

                                                                  $  83,001,036    $ 109,984,947
                                                                  =============    =============

LIABILITIES
CURRENT LIABILITIES
      Accounts payable                                            $   2,952,007    $   3,847,364
      Accrued liabilities                                             7,120,451        5,265,864
                                                                  -------------    -------------

TOTAL CURRENT LIABILITIES                                            10,072,458        9,113,228
                                                                  -------------    -------------


MANDATORILY REDEEMABLE CONVERTIBLE PREFERRED SHARES                  25,998,099       24,397,398
                                                                  -------------    -------------

SHAREHOLDERS' EQUITY
      Share capital                                                 172,128,921      169,717,379
      Other equity                                                   (3,443,872)      (1,017,321)
      Cumulative translation adjustment                                (908,499)      (1,013,459)
      Deficit                                                      (120,846,071)     (91,212,278)
                                                                  -------------    -------------

                                                                     46,930,479       76,474,321
                                                                  -------------    -------------

                                                                  $  83,001,036    $ 109,984,947
                                                                  =============    =============

                                            VISIBLE GENETICS INC.
                                    CONSOLIDATED STATEMENTS OF OPERATIONS
                                           (UNITED STATES DOLLARS)
                                                 (UNAUDITED)

                                             THREE MONTHS ENDED SEPTEMBER 30   NINE MONTHS ENDED SEPTEMBER 30
                                                   2001            2000            2001            2000
                                                   ----            ----            ----            ----
SALES
       Products                                $  2,834,364    $  2,934,278    $ 10,186,865    $  9,675,155
       Services                                      52,462          74,188         202,282         384,854
                                               ------------    ------------    ------------    ------------
                                                  2,886,826       3,008,466      10,389,147      10,060,009
                                               ------------    ------------    ------------    ------------
COST OF SALES
       Products                                   2,347,306       2,804,305       7,252,073       7,264,251
       Services                                      35,265          92,915         172,092         299,706
                                               ------------    ------------    ------------    ------------
                                                  2,382,571       2,897,220       7,424,165       7,563,957
                                               ------------    ------------    ------------    ------------

GROSS MARGIN                                        504,255         111,246       2,964,982       2,496,052

EXPENSES
  Sales, general and administrative               8,618,175       7,423,619      25,006,016      20,141,522
  Research and development                        2,589,273       2,835,718       7,955,097       7,859,436
  Exit and termination costs                      1,380,000              --       1,920,000              --
                                               ------------    ------------    ------------    ------------
                                                 12,587,448      10,259,337      34,881,113      28,000,958
                                               ------------    ------------    ------------    ------------

LOSS FROM OPERATIONS BEFORE INTEREST            (12,083,193)    (10,148,091)    (31,916,131)    (25,504,906)

Interest income                                     402,102       1,305,460       2,290,041       3,304,269
Interest and financing expense                       (5,204)         (1,530)         (7,703)         (9,123)
                                               ------------    ------------    ------------    ------------

NET LOSS FOR THE PERIOD                         (11,686,295)     (8,844,161)    (29,633,793)    (22,209,760)

Cumulative preferred dividends and accretion
of discount attributable to preferred stock        (876,960)       (868,985)     (2,538,922)     (2,806,134)
                                               ------------    ------------    ------------    ------------

NET LOSS ATTRIBUTABLE TO COMMON SHAREHOLDERS   $(12,563,255)   $ (9,713,146)   $(32,172,715)   $(25,015,894)
                                               ------------    ------------    ------------    ------------

Weighted average number of common
       shares outstanding                        16,469,097      15,512,249      16,385,987      14,125,983
                                               ------------    ------------    ------------    ------------

BASIC AND FULLY DILUTED LOSS PER SHARE         $      (0.76)   $      (0.63)   $      (1.96)   $      (1.77)
                                               ------------    ------------    ------------    ------------

                                 VISIBLE GENETICS INC.
                         CONSOLIDATED STATEMENTS OF CASH FLOWS
                                (UNITED STATES DOLLARS)
                                      (UNAUDITED)

                                                        NINE MONTHS ENDED SEPTEMBER 30
                                                             2001             2000
                                                        -------------    -------------
CASH PROVIDED BY (USED IN)
OPERATING ACTIVITIES
      Net loss for the period                           $ (29,633,793)   $ (22,209,760)
      Add: Items not involving cash -
          Depreciation                                      3,315,106        1,837,871
          Amortization                                      2,308,165        1,464,708
          Foreign exchange                                     19,736         (113,844)
      Increase ( decrease ) from changes in -
          Trade receivables                                  (216,966)       2,161,046
          Other receivables                                   (81,623)         372,816
          Prepaid and deposits                               (182,613)        (267,554)
          Inventory                                          (523,033)        (620,367)
          Other long term assets                                2,304            1,887
          Accounts payable                                   (867,126)         761,890
          Accured liabilities                               1,919,737          318,051
                                                        -------------    -------------

                                                          (23,940,106)     (16,293,256)
                                                        =============    =============


INVESTING ACTIVITIES
          Purchase of fixed assets                        (12,248,544)      (5,970,824)
          Licenses and patents acquired                    (5,213,088)     (12,326,574)
          Purchase of short-term investments             (101,256,639)     (86,722,840)
          Redemption of short-term investments            137,360,994       39,894,978
                                                        -------------    -------------

                                                           18,642,723      (65,125,260)
                                                        =============    =============


FINANCING ACTIVITIES
          Common shares issued, net of expenses             1,690,652       80,584,446
                                                        -------------    -------------

                                                            1,690,652       80,584,446
                                                        =============    =============


EFFECT OF EXCHANGE RATE FLUCTUATIONS ON CASH BALANCES          20,399           25,895
                                                        -------------    -------------



INCREASE ( DECREASE ) IN CASH DURING THE YEAR              (3,586,332)        (808,175)
CASH, BEGINNING OF PERIOD                                  18,476,303        2,792,985
                                                        -------------    -------------

CASH, END OF PERIOD                                     $  14,889,971    $   1,984,810
                                                        =============    =============

SUPPLEMENTAL INFORMATION

      Interest paid                                     $       7,703    $       5,152
      Income taxes paid                                 $          --    $          --

                              VISIBLE GENETICS INC.
                  CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS
                             (UNITED STATES DOLLARS)
                                   (UNAUDITED)

                                            NINE MONTHS ENDED SEPTEMBER 30
                                                 2001            2000
                                            -------------    -------------
Net loss for the period                      $(29,633,793)   $(22,209,760)
Other comprehensive income:
  Foreign currency translation adjustments        104,960        (585,175)

                                            -------------    -------------
Comprehensive loss for the period            $(29,528,833)   $(22,794,935)
                                            -------------    -------------




                              VISIBLE GENETICS INC.
                       CONSOLIDATED STATEMENTS OF DEFICIT
                             (UNITED STATES DOLLARS)
                                   (UNAUDITED)

                                            NINE MONTHS ENDED SEPTEMBER 30
                                                2001              2000
                                            -------------    -------------
Deficit, beginning of year                  $ (91,212,278)   $ (59,438,142)
Net loss for the period                       (29,633,793)     (22,209,760)

                                            -------------    -------------
Deficit, end of the period                  $(120,846,071)   $ (81,647,902)
                                            -------------    -------------

                              VISIBLE GENETICS INC,
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               SEPTEMBER 30, 2001


Note 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accompanying financial statements have been prepared in United States dollars, in accordance with accounting principles generally accepted in the United States. The principal accounting policies of the Company have been applied on a consistent basis. See the Company's 2000 Annual Report for a description of the Company's significant accounting policies. These interim financial statements do not include all of the information and note disclosure required by generally accepted accounting principles. In the opinion of management, all adjustments considered necessary for a fair presentation of results for the reported periods have been included.

Note 2 - REGULATORY APPROVAL

In September 2000, the Company filed an application with the United States Food and Drug Administration ("FDA") to market our TRUGENE(TM) HIV-I genotyping kit and OpenGene(TM) system in the clinical diagnostic market in the United States. In September 2001, the FDA approved such application. Prior to marketing additional products in the clinical diagnostic market, the Company may require appropriate regulatory approval.

Note 3 -INVENTORY

                                                 SEPTEMBER 30,
                                                 -------------
                                              2001            2000
                                              ----            ----
   Raw materials                          $   984,757      $1,909,695
   Work in process                            392,186         215,008
   Finished goods                           1,428,790         928,072
                                          -----------      ----------
                                          $ 2,805,733      $3,052,775
                                          ===========      ==========


Note 4 - CONVERSION OF SERIES A MANDATORILY REDEEMABLE CONVERTIBLE PREFERRED SHARES

On March 15, 2001 a holder of 3,948 shares of the Company's Series A Mandatorily Redeemable Convertible Preferred Shares (the Series A Shares) converted a total of 1,000 of the Series A Shares, plus a total of $139,050 of dividends that accrued on those shares, into 103,550 of the Company's common shares. Upon conversion of the 1,000 Series A Shares, approximately $938,221 attributable to such shares and carried in Mandatorily Redeemable Convertible Preferred Shares on the Balance Sheet was transferred to Share Capital.

         As of September 30, 2001, a total of 25,153 Series A Shares remain outstanding, and such shares, including dividends accrued on such shares through September 30, 2001, are convertible into 2,767,692 shares of the Company's common stock.

Note 5 - WARRANT EXERCISE

On July 10, 2001, warrants to purchase 12,576 common shares were exercised at a price of $12.81 per common share. Under terms of the warrant agreement, the warrant holder elected to pay the exercise price for the warrants through a non-cash exercise. As a result the warrant holder received 5,135 common shares rather than 12,576 common shares they would otherwise have received upon exercise in cash of all of their warrants.

Note 6 - ACQUISITION OF RESEARCH LABORATORY

On September 12, 2001, the Company acquired the Cambridge, England research laboratory of Virco UK Ltd., together with substantially all the research staff of approximately 25 scientists. The Company paid approximately $830,000 for the laboratory assets and assumed the lease of a 20,000 square foot building, which houses the laboratory. The Cambridge facility will become the Company's principal international research facility.

Note 7 - EXIT AND TERMINATION COSTS

Concurrent with the acquisition of the research laboratory and related staff in Cambridge, England, the Company approved a plan to close, during the fourth quarter of 2001, it's Toronto, Canada research facility. Accordingly, during the third quarter of 2001 the Company recorded a charge of $1,180,000 in the statement of operations related to such closure. Such charge represents costs related to employee severance, relocation of certain employees, the remaining future lease commitments, net of estimated sub-lease income, of the Toronto research facility, the write-off of the unamortized balance of leasehold improvements, and other miscellaneous costs.

         During the first quarter of 2001 the Company approved a plan to close its Pittsburgh facility and move all of its kit manufacturing to productions lines that are currently undergoing testing and validation in the Company's facility in Atlanta. It is expected that the Pittsburgh facility will be closed in the fourth quarter of 2001.

         As a result of the decision to centralize kit manufacturing in Atlanta certain employees will be terminated and the Pittsburgh facility will be vacated. Accordingly, the Company recorded a charge of $540,000 in the statement of operations in the first quarter of 2001. This amount represents the expected severance payments to be made to terminated employees, the remaining future lease commitments, the unamortized balance of leasehold improvements and other costs related to closure of the facility.

         During 1999, the Company approved a plan to move the sales, marketing and various other functions from Canada to the Company's United States facility in Atlanta. In 2000 these functions were moved to the United States facility.

         As a result of the decision to centralize United States operations in Atlanta, certain premises leased by the Company were vacated. In December 1999, the Company commenced efforts to sublease the premises to be vacated. Accordingly, during 1999 the Company recorded a charge to reflect the estimated costs of sub-leasing these vacated facilities. All of the vacated facilities were sub-leased during 2000. During the third quarter of 2001 the sub-lessee on one of the facilities declared bankruptcy and as a result the Company took back the facility and sub-leased this facility to another organization. As a result of this during the third quarter of 2001 the Company recorded an additional charge in the statement of operations of $200,000 to reflect the costs to again sub-lease this facility.

Note 8 - SEGMENT INFORMATION

The Company's reportable segments are Sequencing Systems, Gene Kits and Other Consumables, and Testing, Sequencing and Other Services. Total assets shown below are as of September 30th, while all other numbers are for the nine-month period ended September 30th, of the respective year.

September 30, 2001

                              Sequencing        GeneKits         Testing     Reconciling          Total
                                 Systems       and Other  Sequencing and         Items(A)
                                             Consumables  Other Services
Revenues                    $  2,107,326    $  8,079,539    $    202,282              --   $ 10,389,147
Depreciation & Amtz.           1,358,063       3,707,258         557,950              --      5,623,271
(Loss) from operations
  before interest             (6,679,363)    (25,133,453)       (103,315)             --    (31,916,131)
Additions to fixed assets        482,465      11,617,262         148,817              --     12,248,544
Total assets                   3,490,092      37,243,697       1,558,944      40,708,303     83,001,036


September 30, 2000

                               Sequencing         GeneKits          Testing      Reconciling           Total
                                  Systems        and Other   Sequencing and          Items(A)
                                               Consumables   Other Services
Revenues                    $   3,933,098    $   5,742,057    $     384,854               --   $  10,060,009
Depreciation & Amtz.            1,217,877        1,868,164          216,538               --       3,302,579
(Loss) from operations
    before interest            (9,877,707)     (15,513,384)        (113,815)              --     (25,504,906)
Additions to fixed assets       1,088,241        3,339,852        1,542,731               --       5,970,824
Total assets                    4,740,001       22,006,213        2,435,079       88,707,650     117,888,943

(A) Reconciling items consist of cash, cash equivalents and short-term investments.

Note 9 - CONTINGENCY

In September 2001, a lawsuit was filed against the Company alleging unspecified damages resulting from the Company's alleged infringement of certain patents. The Company has previously studied these patents and has received legal advice that it is not liable for any claims of infringement. Management believes that these allegations are without merit and intends to vigorously defend against these allegations. No amount has been provided in these financial statements in respect of these allegations, as the amount of loss, if any, cannot be determined and the results of such allegations cannot be predicted with certainty.